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                                                                   Exhibit 23.03

Independent Auditors' Consent


The Board of Directors
Gemstar - TV Guide International, Inc.:

We consent to the incorporation by reference in the joint prospectus/proxy statement of Gemstar - TV Guide International, Inc. and Sky Mall, Inc. of our report dated March 6, 2001, on the consolidated financial statements of Gemstar-TV Guide International, Inc. as of December 31, 2000 and March 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the nine months ended December 31, 2000 and for the years ended March 31, 2000 and 1999, and of our report dated April 2, 2001 relating to the financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of Gemstar - TV Guide International, Inc., and to the reference to our firm under the heading "Experts" in the joint prospectus/proxy statement.

                                   /s/ KPMG LLP

Los Angeles, California
June 13, 2001